Exhibit 99.1

ANIXTER INTERNATIONAL INC. ANNOUNCES
RETIREMENT OF CEO ROBERT J. ECK
AND APPOINTMENT OF WILLIAM A. GALVIN AS NEW PRESIDENT
AND CHIEF EXECUTIVE OFFICER

GLENVIEW, IL, February 26, 2018 - Anixter International Inc. (NYSE:AXE) today announced that Robert J. Eck will retire as Chief Executive Officer at the end of June 2018, following a 28-year career with the company. Mr. Eck, who will continue to serve on the company’s Board of Directors, was named President and Chief Executive Officer in July 2008.

Effective July 1, 2018, William A. Galvin will become President and Chief Executive Officer. Mr. Galvin, age 55, has served as the company’s President and Chief Operating Officer since July 2017. During the last 12 years, Mr. Galvin has served in a variety of senior management positions with Anixter Inc., the company’s operating subsidiary, most recently as Executive Vice President - Network and Security Solutions (2007-2017) and Senior Vice President - North America Enterprise Cabling Solutions Sales (2006-2007). Mr. Galvin joined the company in 1984.

Commenting on the transition, Sam Zell, Chairman of the Board, said, “During Bob Eck’s tenure the company has seen tremendous growth in sales, profitability and shareholder returns. Under his leadership, the company has undergone significant transformation, and continues to deliver new products and services in new markets. We are especially pleased that Bob will continue to serve on our Board of Directors, allowing Anixter to continue benefiting from his many years of company and industry experience.”

In discussing his upcoming retirement, Mr. Eck said, “During my 28 years at Anixter the company has gone through an incredible amount of change and I am proud of what our people have accomplished during that time. The company is well positioned for the future and I look forward to continuing to contribute to the future success of the company as a member of the Board of Directors.”

Mr. Zell continued, “The company has always focused on successfully developing future leaders capable of driving the ongoing growth and success of our business. Bill Galvin brings many years of increasing responsibilities and successful leadership to his new role at Anixter. The Board of Directors has confidence that, under Bill Galvin’s leadership, the company can continue its consistent track record of driving strong growth and shareholder returns.”

“I am honored to have the opportunity to lead the company and further build on its past successes,” commented Galvin. “Our priorities as a company will continue to center around building on execution of our strategic initiatives, expanding the markets we serve, and effective capital allocation. I am very excited about the future and the opportunities that lie ahead for Anixter.”

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 600,000 products and over $1.0 billion in inventory, 3) over 300 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Investor Contacts

Ted Dosch	Lisa M. Gregory, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895
Additional information about Anixter is available at anixter.com